EXHIBIT 10.37
January 19, 2007
Mr. David M. Moffett
Minneapolis, MN
Dear David:
     I understand that you wish to retire from your position as Chief Financial Officer and Vice Chairman of U.S. Bancorp and U.S. Bank effective February 28, 2007. In exchange for you continuing to be a non-executive employee of U.S. Bank for a period of time up to March 1, 2008, we offer the following:
1.	Your salary will be $20,000 per month for as many months as U.S. Bank chooses to employ you, up to a maximum of 12 months. You will have no title and will serve as special advisor to the CEO. You agree to be available as needed for consulting services, including advising the CEO and CFO of U.S. Bancorp and, at the reasonable request of the CEO, meeting with analysts, investors, directors, ratings agencies or others with an interest in U.S. Bancorp.

2.	You will not be eligible for any bonus plan or long term incentive award.

3.	Existing option and restricted share grants that you currently hold will continue to vest and remain outstanding, consistent with their terms, during your period of employment under this agreement.

4.	You agree to voluntarily relinquish as of February 27, 2007, the Executive Severance Agreement that would have provided you with three times salary and bonus in the event U.S. Bancorp experiences a change in control and you lose your job.

5.	You will be eligible for various employee benefit programs on the same basis as other, non-executive employees. Current benefits include group health and dental insurance, life insurance, disability insurance, defined benefit pension, 401(k) defined contribution plan, deferred compensation, ten paid holidays each year, free checking, and various other bank services.

6.	You agree that for the one year period beginning on February 27, 2007, you will not in any way engage in conduct which is detrimental to the company or engage in, represent, furnish consulting services to, be employed by, or have any interest in any financial services company, as defined by U.S. Bank. You agree that this paragraph is reasonable with respect to its duration, geographic area and scope, and acknowledge that compliance with it is necessary to protect the business and goodwill of U.S. Bancorp.

Sincerely,
/s/ Richard K. Davis
Richard K. Davis

Accepted:	/s/ David M. Moffett
David M. Moffett

Date:	January 25, 2007